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                                                                  Exhibit 10-k-1

                       [Letterhead of ArvinMeritor, Inc.]



August 10, 2001

Mr. V. William Hunt
5775 Sunset Lane
Indianapolis, Indiana  46228

Dear Bill:

        This letter will confirm the substance of our conversations regarding your resignation from ArvinMeritor, Inc. (the "Company"). In consideration of the mutual covenants and agreements contained herein, you and the Company agree as follows:

          1. Pursuant to this Letter Agreement, you hereby resign voluntarily from your employment with the Company, including your position as Vice Chairman and President of the Company, and all your other positions with subsidiaries and affiliates of the Company, which resignations will be effective as of August 18, 2001 (the "Resignation Date"). In addition, you hereby resign voluntarily, effective as of the Resignation Date, from your position as a director of the Company and as a director of any of its subsidiaries and affiliates. The Company accepts your resignations set forth above.

          2. Effective upon the Resignation Date, the Company will pay or provide to you the amounts or benefits described in Section 5(a) of the Agreement by and among the Company (formerly named Mu Sub, Inc.), Arvin Industries, Inc. and you dated as of the 6th day of April, 2000 (the "Employment Agreement") as and when such payments or benefits would be paid or provided under Section 5(a) of the Employment Agreement as if that Section were applicable pursuant to the terms of the Employment Agreement, provided that for purposes of determining the amount or other terms of any payment or benefit under Section 5(a) of the Employment Agreement or the date of payment or provision thereof, the term "Date of Termination" in Section 5(a) of the Employment Agreement will be deemed to refer to the Resignation Date. You agree that Schedule A attached hereto sets forth a complete and accurate list of all payments and benefits to be paid or provided to you under this paragraph 2. In addition, you acknowledge that you have received from the Company (i) detailed calculations of all amounts set forth on Schedule A and Exhibit 2 and you agree that such calculations are complete and accurate and (ii) a summary of retiree health benefits.

          3. The provisions of Section 8, Section 9 and the first two sentences of Section 7 of the Employment Agreement are incorporated herein as if set forth in their

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entirety herein and as if those provisions were applicable pursuant to the terms of the Employment Agreement, provided that the period applicable to your obligations under Sections 9(b) and 9(c) of the Employment Agreement will be deemed to be a period of one year following the Resignation Date and that it shall not be deemed a violation of such Section 9(b) for you to (i) serve as a non-employee director of any person, firm, corporation or other entity or (ii) serve as a consultant to any person, firm, corporation or other entity that may, when taken as a whole, engage in businesses that are in substantial and direct competition with the Company, provided that your consulting services relate solely to aspects of such entity's business that are not in substantial and direct competition with the Company.

          4. The Company agrees to issue a press release on or promptly after the Resignation Date regarding your resignation in the form attached hereto as
Exhibit 1.

          5. (a) You will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Company or its subsidiaries or divisions, or any of its or their current or former officers, directors, employees, agents, consultants, contractors, owners, divisions, parents or successors, whether public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet- or intranet-related sites; provided that this paragraph 5(a) will not apply to the extent you (i) are seeking to enforce your rights under this Letter Agreement or (ii) are making truthful statements when required by order of a court or other legal body having jurisdiction, provided you have given the Company reasonable prior notice of, and a reasonable opportunity to contest, such order. In the event of a breach or threatened breach of this paragraph 5(a), you agree that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and you acknowledge that damages would be inadequate and insufficient.

             (b) The Company will not, and will take reasonable measures to cause its senior officers (senior vice presidents or higher level officers) and directors not to, disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, you, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet- or intranet- related sites; provided that this paragraph 5(b) will not apply to the extent the Company (i) is seeking to enforce its rights under this Letter Agreement or (ii) is making truthful statements when required by order of a court or other legal body having jurisdiction, provided the Company has given you reasonable prior notice of, and a reasonable opportunity to contest, such order. In the event of a breach or threatened breach of this paragraph 5(b), the Company agrees that you will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy

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any such breach or threatened breach and the Company acknowledges that damages would be inadequate and insufficient.

          6. You will deliver promptly to the Company (and not keep in your possession or deliver to any other person or entity) any and all property belonging to the Company in your possession or under your control, including without limitation, credit cards, computer hardware and software, palm pilots, pagers, other electronic equipment, records, data, notes, reports, correspondence, financial information, customer files and information and other documents or information (including any and all copies of such Company property). Notwithstanding the foregoing, you may retain the laptop computer and docking station that the Company provided to you during the course of your employment, provided, that you will promptly remove and permanently delete any of the Company's proprietary and/or confidential information stored on such equipment.

          7. For a period of three (3) years following the Resignation Date, the Company will pay or reimburse you for your annual membership dues with respect to your Company-sponsored country club membership in effect as of the date hereof, and following such period the Company will consent to your retention of such country club membership upon your reimbursement of the Company for any equity interest in such country club. Within thirty (30) days after your submission to the Company of an invoice for a country club initiation fee for such club membership, the Company will reimburse you in an amount not to exceed $60,000 for such initiation fee.

          8. The Company will make the lease payments under the lease in effect on the date hereof with respect to your present Company vehicle for the remaining term of such lease, it being understood that the Company will have no obligation to pay or reimburse you for any other amounts with respect to such vehicle, including without limitation, fuel, maintenance, insurance or registration fees. You agree to comply with all other terms and conditions of such lease. At the conclusion of such lease you may purchase such vehicle in accordance with the terms of such lease or the Company policy, whichever is more favorable to you.

          9. For a period of three (3) years following the Resignation Date, the Company will pay or reimburse you for the costs of financial counseling services actually incurred by you in an amount per year not to exceed $10,000.

          10. The Company will reimburse you for any reasonable costs invoiced to you by one moving company hired to relocate your possessions from your apartment in Troy, Michigan to one location in the Columbus, Indiana area.

          11. For a period of ninety (90) days following the Resignation Date, the Company will make available to you at the Company's Troy, Michigan and Columbus,

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Indiana executive offices during regular business hours secretarial services at a level substantially comparable to the level of secretarial services provided to you as of the date hereof.

          12. You agree, on behalf of yourself, your heirs, executors, administrators and assigns, to release, acquit and forever discharge the Company and its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the "Company Released Parties") of and from any and all manner of actions and causes of action, suits, debts, damages, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown ("Losses"), which you, your heirs, executors, administrators and assigns ever had, now have or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to your employment by the Company and its predecessors and the cessation thereof, any and all matters relating to your compensation and benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sections 621 et seq. (the "ADEA"), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Sections 12101 et seq., the Indiana Civil Rights Law, Burns Ind. Code Ann. Section 22-9 et seq., as amended, and any other equivalent or similar federal, state or local statute; provided, however, that you do not release, acquit or discharge the Company Released Parties from (i) any of the Company's express obligations arising out of or in connection with this Letter Agreement, (ii) any Losses under the ADEA arising after the Resignation Date which relate to occurrences after the Resignation Date, (iii) any express rights you have under stock option plans or agreements in effect on the date hereof with respect to stock options owned by you and set forth on Exhibit 2 or (iv) the Company's obligation to indemnify you for your acts prior to the Resignation Date to the same extent and only to such extent that the Company is obligated to provide such indemnification to its former officers and former directors generally, which shall in no event be less favorable than the indemnification provided to former Arvin Industries, Inc. officers and directors pursuant to Section 6.8(a) of the Agreement and Plan of Reorganization dated as of April 6, 2000 by and among Meritor Automotive, Inc., the Company and Arvin Industries, Inc. It is understood that nothing in this paragraph 12 is to be construed as an admission on behalf of the Company Released Parties of any wrongdoing with respect to you, any such wrongdoing being expressly denied.

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        You understand that as a result of this paragraph 12, you will not have the right to assert that the Company unlawfully terminated your employment or violated any of your rights in connection with your employment.

        You understand that you have the right to take up to twenty-one (21) days to consider whether to execute this Letter Agreement; however, having had the advice of counsel, by execution hereof, you hereby knowingly waive such 21-day period to consider whether to execute this Letter Agreement. Upon your execution of this Letter Agreement you will have seven (7) days following such execution to revoke the provisions of this Letter Agreement, which revocation will only be effective upon receipt by the Company of written notice of such revocation in accordance with paragraph 20 below. Upon the Company's receipt of any such revocation, this Letter Agreement (with the exception of paragraph 14 below, which will remain in full force and effect) will be void ab initio and the Company will have no obligation to you hereunder. If seven (7) days pass following your execution hereof without such notice of revocation, this Letter Agreement, including without limitation this paragraph 12, will become binding and effective on the eighth (8th) day following such execution.

        You affirm that you have not filed, and agree not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Company Released Parties before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms of this paragraph 12, and agree not to voluntarily participate in such a proceeding.

          13. The Company agrees, on behalf of itself and its current and former officers, directors, agents, subsidiaries, affiliates, divisions, successors and assigns, to release, acquit and forever discharge you and your heirs, executors, administrators and assigns (the "Executive Released Parties") of and from any and all manner of Losses which the Company, its current and former officers, directors, agents, subsidiaries, affiliates, divisions, successors and assigns ever had, now have or may hereafter have, against the Executive Released Parties or any of them arising out of or by reason of any act or omission undertaken by you in the scope of your duties with the Company and its affiliates from the beginning of the world to the date hereof; provided, however, that the Company does not release, acquit or discharge the Executive Released Parties from: (i) any of your express obligations arising out of or in connection with this Letter Agreement; and (ii) any of your acts or omissions involving fraud, dishonesty, gross negligence or willful malfeasance. It is understood that nothing in this paragraph 13 is to be construed as an admission on behalf of the Executive Released Parties of any wrongdoing with respect to the Company, any such wrongdoing being expressly denied.

          The Company affirms that it has not filed, and agrees not to initiate or cause to be initiated on its behalf, any complaint, charge, claim or proceeding against the

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Executive Released Parties before any federal, state or local agency, court or other body relating to any matters covered by the terms of this paragraph 13 and agrees not to voluntarily participate in such a proceeding.

          14. The Company and you agree that the terms and conditions of this Letter Agreement are confidential and that neither party will disclose the terms of this Letter Agreement to any third parties, other than (i) disclosure by you to your spouse as of the date hereof, (ii) disclosure by the Company or you to its or your respective attorneys, auditors, financial advisors and accountants,
(iii) as may be required by law (including securities laws) or (iv) as may be necessary to enforce this Letter Agreement. Without limiting the generality of the foregoing, you acknowledge that the Company may, to the extent required by applicable law, describe or incorporate the terms of this Letter Agreement in, and/or file or incorporate this Letter Agreement as an exhibit to, one or more filings with the Securities and Exchange Commission.

          15. The Company will cause to be maintained for a period of six years after the Resignation Date your coverage under the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to you) with respect to claims arising from facts or events that occurred on or before the Resignation Date; provided, however, that in no event shall the Company be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          16. You represent and warrant that you are entering voluntarily into this Letter Agreement, and that, except as set forth herein, no promises or inducements for this Letter Agreement have been made, and you enter into this Letter Agreement without reliance upon any statement or representation by any of the Company Released Parties or any other person, concerning any fact material hereto. You agree and acknowledge that it is your responsibility, in conjunction with your tax advisors, to consider the effect of this Letter Agreement on your individual tax situation and that the Company Released Parties make no representations with regard thereto.

          17. You declare and represent that you have carefully read and fully understand the terms of this Letter Agreement, have had the advice and assistance of counsel with respect thereto, and knowingly and of your own free will, without any duress, being fully informed and after due deliberation, voluntarily accept the terms of this Letter Agreement and sign the same as your own free act.


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          18. (a) This Letter Agreement is personal to you and without the prior written consent of the Company will not be assignable by you otherwise than by will or the laws of descent and distribution. This Letter Agreement will inure to the benefit of and be enforceable by your legal representatives.

              (b) This Letter Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

              (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Letter Agreement, "Company" will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Letter Agreement by operation of law or otherwise.

          19. This Letter Agreement will be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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          20. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


        If to you:              V. William Hunt
                                5775 Sunset Lane
                                Indianapolis, Indiana  46228



        If to the Company:      ArvinMeritor, Inc.
                                2135 West Maple Road
                                Troy, Michigan  48084

                                Attention: Vernon G. Baker, II, Esq.
                                           Senior Vice President, General
                                             Counsel and Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications will be effective when actually received by the addressee.

          21. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision of this Letter Agreement.

          22. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          23. The failure by you or the Company to insist upon strict compliance with any provision of this Letter Agreement, or the failure to assert any right you or the Company may have hereunder, will not be deemed to be a waiver of such provision or right or any other provision of or right under this Letter Agreement.

          24. You and the Company agree that effective on the Resignation Date, without limiting the force and effect of paragraphs 2 and 3 above, the Employment Agreement will be terminated and of no further force or effect. This Letter Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and this Letter Agreement will supersede all prior negotiations, agreements or understandings, including without limitation, any other employment, severance or change of control agreement, between you and the Company with respect to the subject matter hereof.


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          25. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest including arbitration (regardless of the outcome thereof) by you arising out of the Company's failure to pay or provide you payments or benefits expressly specified to be paid or provided by the Company under this Letter Agreement, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended.

          26. This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument below.

        Please indicate your agreement with the foregoing by signing below where indicated.

                                     Sincerely,

                                     ARVINMERITOR, INC.



                                     By: /s/ Larry D. Yost
                                         -----------------------------------
                                         Name: Larry D. Yost
                                         Title:  Chairman of the Board
                                                 and Chief Executive Officer




ACCEPTED AND AGREED TO
as of the date first written above:



         /s/ V. William Hunt
-------------------------------------
              V. William Hunt


Date:
     --------------------------------


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